EXHIBIT 10.1

SEPARATION AND SEVERANCE AGREEMENT

THIS SEPARATION AND SEVERANCE AGREEMENT by and between Communications Systems, Inc., a Minnesota corporation (the “Company”), and Anita Kumar (the “Executive”) is entered into and effective as of this 1st day of August, 2021 (the “Effective Date”).

WHEREAS, the Executive is currently serving as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive are currently parties to the following agreements governing the terms and conditions of employment of the Executive and that provide for certain benefits upon the termination of the Executive under certain conditions set forth therein: (a) the Employment Agreement effective as of December 1, 2020 (the “EA”) and (b) the Change in Control Agreement effective as of December 8, 2020 (the “CIC Agreement”); and

WHEREAS, the Company and the Executive have negotiated a severance arrangement reflected herein which will replace her entitlement to the benefits under the EA and the CIC and Agreement; and

WHEREAS, the Company has entered into a Securities Purchase Agreement with Lantronix, Inc. (“Buyer”) dated as of April 28, 2021 (the “SPA”) pursuant to which, subject to the terms and conditions set forth therein, Buyer will acquire all of the issued and outstanding stock of the Company’s wholly owned subsidiary, Transition Networks, Inc. and the entire issued share capital of the Company’s wholly owned subsidiary, Transition Networks Europe Limited (collectively, the “Transaction”); and

WHEREAS, the closing of the Transaction would constitute a “change in control” under the CIC Agreement; and

WHEREAS, in connection with the Transaction, Executive intends to accept employment with Buyer and in order to facilitate Executive’s employment with Buyer, the Company intends to terminate Executive’s employment; and

WHEREAS, the Executive and the Company have agreed to the severance as set forth herein and in connection therewith, have agreed to terminate the EA and the CIC Agreement, subject to the closing of the Transaction on or prior to August 30, 2021 (the date of such closing being referred to as the “Closing Date”).

THEREFORE, the Company and the Executive, for good and valuable consideration as set forth herein, agree as follows:

1.                Interpretation. Unless otherwise indicated, capitalized terms used herein shall have the meaning set forth in this Agreement.

2.                Severance Benefit.

a.                Subject to the terms and conditions set forth in this Agreement, the Company will pay to Executive an amount (the “Severance Benefit”) equal to $469,784, less applicable tax withholding as provided in Section 3.

b.                Upon the Company’s receipt of the Release (as defined in Section 4) properly executed by Executive, and on the condition that all rights of rescission have expired without exercise by Executive, the Company will pay the Severance Benefit as follows:

(i)       $140,000 (the “First Payment”) will be paid to Executive with the first regular Company payroll immediately following expiration of all rights of rescission; and

(ii)       $329,784 (the “Remaining Payments”) will be paid to Executive during the Benefit Period in 24 equal installments of $13,741 every other week at the same time as the Company’s payroll is paid, beginning with the first regular Company payroll after the First Payment is made.

c.                If the Executive does not execute and deliver the Release, the Executive shall forfeit the right to receive any payments of the Severance Benefit and thereafter the Company shall have no further obligations under this Agreement.

d.                If the Executive executes and delivers the Release and thereafter exercises any right of rescission, at the Company’s discretion, the Executive shall forfeit the right to receive any payments of the Severance Benefit and thereafter the Company shall have no further obligations under this Agreement.

e.                Additionally, the following terms shall have the meanings set forth below:

“Benefit Period” means the first full pay period of the Company beginning after the Closing Date and ending with the last day of the pay period ending closest to the one year anniversary of the Closing Date, subject to earlier termination as set forth herein.

“Reason for Benefit Acceleration” means during the Benefit Period (i) the Buyer terminates Executive’s employment without Cause (as defined below), (ii) Executive terminates her employment with the Buyer for Good Reason (as defined below), or (iii) Executive dies.

3.                Tax Withholding. To the extent required by law, the Company shall deduct and withhold from the Severance Benefit an amount sufficient to satisfy federal, state and local withholding tax requirements on any payments made to the Executive under this Agreement.  Determinations by the Company as to withholding shall be binding on the Executive.

4.                Release. As a condition to the payment of the Severance Benefit, the Executive shall execute and deliver, and shall not exercise any right of rescission, a release in the form attached hereto as Exhibit A (the “Release”).

5.                Termination of Severance Benefit. In the event that Executive’s employment with Buyer is terminated (a) by Buyer for Cause or (b) by Executive, except for Good Reason, then the Company will have no obligation to make any further payments of the Severance Benefit under this Agreement from and after the date of such termination. Upon the occurrence of a termination of Executive’s employment as provided in this Section 5, Executive will give the Company written notice thereof no later than five (5) business days thereafter.

a.                “Cause” means (i) gross negligence or gross neglect of duties; (ii) commission of a felony, or a gross misdemeanor involving moral turpitude that in the reasonable determination of the Board of Directors of the Buyer is materially and demonstrably injurious to Buyer or that impairs Executive’s ability to substantially perform Executive’s duties with Buyer; or (iii) fraud, disloyalty, dishonesty or willful violation of any law or a willful violation of a Buyer policy that, after warning, remains a continuing violation, committed in connection with the Executive’s employment;

b.                “Good Reason” means the existence of any of the following without the Executive’s written consent:

i.	A material diminution by Buyer in the Executive’s annual base salary;
ii.	A material diminution in the Executive’s authority, duties or responsibilities as in effect immediately after the Closing Date;
iii.	A material diminution in the authority, duties or responsibilities as in effect immediately after the Closing Date, of the person to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Buyer’s Board of Directors, if the Executive otherwise reported or was to otherwise directly report to the Buyer’s Board;
iv.	A material diminution in the budget over which the Executive retains authority as in effect after the Closing Date;
v.	Buyer requiring the Executive to be based more than thirty (30) miles from where the Executive’s office is located immediately prior to the Closing Date, except for required travel on Buyer’s business, and then only to the extent substantially consistent with the business travel obligations which Executive and Buyer agreed she would undertake on behalf of Buyer after the Closing Date; or
vi.	any other action or inaction that constitutes a material breach by Buyer of any agreement between Buyer and Executive.

6.                Benefit Acceleration. Upon the occurrence of a Reason for Benefit Acceleration, Executive or her personal representative, as the case may be, will give the Company written notice thereof no later than fifteen (15) business days thereafter. The Company will pay the remaining amount of the Severance Benefit to Executive or her estate, as the case may be, in one lump sum within five (5) business days after confirmation of such occurrence.

7.                Other Agreements. If the Transaction is not consummated for any reason, if Executive terminates Executive’s employment voluntarily prior to the Closing Date or if Executive does not accept employment with Buyer on the Closing Date, this Agreement shall be null and void. Prior to the Closing Date, the Company may not terminate Executive’s employment except for Cause other than the Company’s termination of Executive’s employment in connection with the Transaction on the day prior to the Closing Date. Executive shall deliver a resignation letter to the Executive Chairman of the Board of Directors of the Company to give effect to her resignation as a director of the Company as specified therein.

8.                Reimbursement. The Company will reimburse the Executive for all reasonable and documented attorney’s fees incurred by the Executive in the negotiation, drafting, and execution of this Agreement, up to a maximum of $5,000.

9.                Excess Parachute Payment. Notwithstanding anything to the contrary in this Agreement, the payments made to the Executive hereunder shall be one dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Any reductions in payments under this section will come first from the First Payment and then from the Remaining Payment, in reverse chronological order with respect to the Remaining Payments reduction.

10.             409A. The intent of the Parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A. To the maximum extent permitted under Section 409A, the cash severance and other benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-l(b)(4)(or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment. To the extent any cash payment or continuing benefit payable upon Executive’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

11.             Effect on EA and CIC Agreement; Termination. The Company and the Executive acknowledge and agree that the terms of this Agreement are in compromise and full satisfaction of the rights and obligations of the parties under the EA and CIC Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the EA and the CIC which shall be terminated on the Effective Date and shall be of no further force and effect.

12.             Right to Consult Counsel. Executive has been advised of the Executive’s right to consult with an attorney prior to entering into this Agreement.

13.             Executive’s Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

14.             Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Minnetonka, Minnesota, or to the Executive at the address appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile to the Company. Any notice given by email shall not be considered to have been properly given but only considered as a courtesy copy of a notice that is properly given under this Section 14. Any party may change the address or facsimile number to which notices or communications are to be sent to such party by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number, if any, to which notices shall be sent:

If to the Company, to:

Attn: Chief Financial Officer

Communications Systems, Inc.

10900 Red Circle Drive

Minnetonka, MN 55343

Fax: (952) 946-1835

If to the Executive to:

Anita Kumar

To the address separately provided to the Company.

15.             Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and such officer as may be specifically designated by the Board No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

16.             Governing Law. This Agreement will be governed by the laws of the State of Minnesota without giving effect to conflicts or choice of laws principles. Any and all legal actions, suits and proceedings arising out of our relating to this Agreement must be brought exclusively in any Minnesota state or federal court located in Hennepin County, Minnesota.

17.             Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.             Attorneys Fees. In the event of any dispute over, relating or referring to this Agreement, including but not limited to collections actions, breach of contract actions, declaratory judgment actions or equitable injunction actions the prevailing party shall recover its expenses (including reasonably attorneys’ fees) from the other party.

19.             Minimum Cash Balance. At any time and all times during the Benefit Period, the Company shall maintain a cash balance equal to 100% of the amount then due as the Severance Benefit.

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IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement as of the Effective Date set forth above.

EXECUTIVE:	COMPANY:

/s/ Anita Kumar	COMMUNICATIONS SYSTEMS, INC.
Anita Kumar
	By:		/s/ Mark Fandrich
		Its:	Chief Financial Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

(Signed After Employment Ends)

This General Release is provided pursuant to and in accordance with the terms of the Separation Agreement dated the 1st day of August, 2021 between Communication Systems, Inc. (the “Company”) and Anita Kumar (“Employee”).

1.       Release of Claims. In consideration of the Severance (as defined in the Separation Agreement) and other valuable consideration described in the Separation Agreement and herein, the Employee, on behalf of herself and her heirs, successors and assigns, hereby releases, agrees not to sue, and forever discharges Communications Systems, Inc., any affiliated entities, and their respective present and former shareholders, members, partners, officers, directors, governors, managers, employees, representatives, consultants, insurers, agents, and the successors and assigns of each, in their individual and official capacities (collectively, “Released Parties”), of and from all claims, demands, actions, causes of action, administrative claims, liability, damages, punitive and liquidated damages, attorneys’ fees, costs and disbursements, individual and/or class action claims, and demands of any kind whatsoever that she has or might have against any of them, known or unknown, in law or equity, contract or tort, however originating or existing, through the time she signs this General Release. This General Release includes all claims the Employee could bring on her own behalf as well as those that could be brought by any other person or organization on her behalf. Employee agrees not to voluntarily become a member of any class or voluntarily participate in any proceeding or case in which a claim against any Released Party arises, in whole or in part, from an event that occurred before she signed this General Release.

Without limiting the generality of the foregoing, this Release includes but is not limited to any claims the Employee may have for wages, bonuses, commissions, penalties, deferred compensation, paid time off; claims arising out of equity agreements, option agreements, the Employment Agreement effective December 1, 2020 and the Change in Control Agreement effective December 8, 2020; claims for defamation, emotional distress, alleged violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1976, the Age Discrimination in Employment Act as amended, the Family and Medical Leave Act, the Minnesota Human Rights Act, and any claim for discrimination, harassment or retaliation based on protected status. This release does not waive any claims that are not waivable as a matter of law. This Release further does not waive any claims arising out of a breach of the Separation Agreement.

The Employee has not filed any charge, complaint, or action of any type against any Released Party, including but not limited to any claims arising at law, in equity or under the jurisdiction of any government agency. If any claim is filed on Employee’s behalf, the Severance is in complete satisfaction of any such claim and recovery in connection therewith.

2.       Consideration Period. The Employee is advised to review this General Release with an attorney of her choosing. She has twenty-one (21) days from the date she receives this Release to consider whether to sign it.

3.       Rescission. Employee has seven (7) days after signing this Agreement to rescind the release as to claims arising under the Age Discrimination in Employment Act and fifteen (15) days after signing this Agreement to rescind the release as to claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must: (i) be in writing; (ii) delivered to the Company, c/o Mark Fandrich, 10900 Red Circle Drive, Minnetonka, MN 55343 by hand or by mail within the required period; and (iii) if delivered by mail, the rescission must be postmarked within the statutory period, properly addressed to Mark Fandrich, Chief Financial Officer, as set forth above, and sent by certified mail or via FedEx. This General Release will be effective upon the expiration of the fifteen (15) day period without rescission of any part of this General Release. (the “Effective Date”). If the Employee rescinds any part of the release of claims, at the Company’s option she may not receive the Severance Benefit described in Section 2 of the Separation Agreement.

4.       No Other Representations. The Employee has read and understands all provisions of this General Release and provides it knowingly and voluntarily. Employee has not relied on any statements or representations of any type other than the express terms of the Separation Agreement and this General Release. This General Release is the result of negotiation and compromise between the parties and shall not be interpreted against the Company for originally drafting this General Release.

5.       Breach. In the event Employee breaches this General Release, she shall be responsible for any and all costs and attorney’s fees incurred by the Company in enforcing the terms of this General Release.

I have read, understand and agree to the terms and conditions set forth above, and sign this General Release freely, voluntarily, and with full knowledge and understanding of its meaning.

Date:	, 2021
Anita Kumar